           Exhibit 11

                 CCA INDUSTRIES, INC. AND SUBSIDIARIES

               COMPUTATION OF EARNINGS PER SHARE

               (UNAUDITED)

                                                                    Three Months Ended                        Nine Months Ended

                                                                     August 31,                                  August 31,

                                                                 2005                  2004               2005               2004

Item 6.

Weighted average shares outstanding -

  Basic                                                         7,219,152            7,316,491         7,132,137     7,301,942

Net effect of dilutive stock

  options--based on the

  treasury stock method

  using average market  price                                            -                361,170             194,301        363,087

Weighted average shares outstanding -

  Diluted                                                        7,219,152           7,677,661          7,326,438    7,665,029

Net Income (Loss)                                    ($ 390,834)         $2,798,203          $2,304,651  $3,634,345

Per share amount

  Basic                                                                 ($.05)                   $.38                  $.32            $.50

  Diluted                                                               ($.05)                   $.36                  $.31            $.47